Exhibit 99.1
RTI Announces Indefinite Idling of Mississippi Sponge Project and Signing of New Long-Term Sponge Supply Contracts
Dec. 14, 2009 (Business Wire) — RTI International Metals, Inc., (NYSE: RTI), announced today that it has determined to indefinitely idle plans to construct a titanium sponge facility. In addition, RTI has also entered into two additional long-term titanium sponge supply agreements with Toho Titanium Co., Ltd. and OSAKA Titanium technologies Co., Ltd. (OTC), both of Japan.
Dawne S. Hickton, Vice Chairman, Chief Executive Officer, and President commented, “Taken together with our existing long-term agreement with OTC, which runs through 2016, these contracts, which commence in 2012 and 2013, will provide to RTI a cost-effective source of titanium sponge from proven suppliers through 2021 with volume flexibility that we believe will adequately support our long-term titanium supply needs.”
The Company’s decision to idle construction affects earlier plans to build a $300 million titanium sponge plant in Hamilton, Mississippi. As a result, RTI will incur asset impairment and related charges in the range of $65 million to $75 million.
RTI previously filed a complaint in the United States Bankruptcy Court for the Southern District of New York against Tronox, LLC challenging the validity of a titanium tetrachloride supply agreement related to the titanium sponge project in Mississippi. The Company believes its claims are meritorious, but pending the outcome of this litigation, additional contractual expenses could range from zero to approximately $36 million.
Forward Looking Statement
The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, actual residual asset values compared to estimates and the accuracy of accounting estimates generally, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, the impact from Boeing 787 production delays, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, long-term contracts, the successful completion of capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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